EXHIBIT 99.1

PRESS RELEASE

PACIFIC ETHANOL ANNOUNCES DELAY IN REPORTING THIRD QUARTER RESULTS

Gives Overview of Operating Results for the Quarter; Achieves Record Revenue and Expects to Report Profitability

November 15, 2006, - Fresno, CA - Pacific Ethanol, Inc. (NASDAQ: PEIX) today announced the delay in the filing of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2006. As a result, the Company will file a Form 12b-25 notification of late filing with the U.S. Securities and Exchange Commission. The Company delayed the filing of its Form 10-Q because management needs additional time to complete the financial disclosures in the report. The Company expects to file its Form 10-Q with the SEC by Monday, November 20th.

Further, the Company stated that results for the third quarter showed strong growth. During the quarter, the Company achieved record revenue, record gallon volumes and expects to report profitability for the first time. Subsequent to the end of the third quarter, the Company began ethanol production at its first facility located in Madera, California and purchased a minority position in an existing ethanol facility in Windsor, Colorado.

CEO Neil Koehler commented, “As our Company has grown larger and more complex, our financial reporting capabilities have strained to keep pace. This situation is not acceptable. Management is focused on the problem and is committed to ensuring that the Company meets required reporting in a timely fashion in future periods. The Company continues to execute well on its business plan, which will be apparent when our Form 10-Q for the third quarter is filed.”

About Pacific Ethanol, Inc.

Pacific Ethanol owns and operates an ethanol plant in Madera County, California, is constructing a second plant in Boardman, Oregon and owns a 42% interest in Front Range Energy, LLC which owns and operates an ethanol plant in Windsor, Colorado. Pacific Ethanol's goal is to become the leading marketer and producer of renewable fuels in the Western United States. In May 2006, Pacific Ethanol completed an equity funding of $138 million which provided the Company with sufficient cash to both accelerate its stated goal of completing five ethanol production facilities totaling 220 million gallons of capacity per year by the middle of 2008 and its plans to complete additional ethanol production facilities, increasing total capacity to 420 million gallons per year by the end of 2010. Pacific Ethanol, through its wholly-owned subsidiary, Kinergy Marketing, LLC, is the largest West Coast-based marketer of ethanol. In addition, Pacific Ethanol is working to identify and develop other renewable fuel technologies such as cellulose-based ethanol production and bio-diesel.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

With the exception of historical information, the matters discussed in this press release are forward-looking statements that involve a number of risks and uncertainties. The actual future results of Pacific Ethanol could differ from those statements. Factors that could cause or contribute to such differences include, but are not limited to, the ability of Pacific Ethanol to successfully and timely complete construction of its ethanol plant in Boardman, Oregon; the ability of Pacific Ethanol to accelerate, maintain and timely complete its plant build-out program for additional ethanol plants and to successfully capitalize on its internal growth initiatives; the ability of Pacific Ethanol to obtain all necessary financing to complete the construction of its planned ethanol production facilities; the ability of Pacific Ethanol to operate its plants at their planned production capacity; the price of ethanol relative to the price of gasoline; and those factors contained in the "Risk Factors" section of Pacific Ethanol's Registration Statement on Form S-3 filed with the Securities and Exchange Commission on October 27, 2006.